Exhibit 10.2

THE INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEREFORE, SUCH INTERESTS CANNOT BE RESOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF AT ANY TIME UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE, AND THE HOLDER COMPLIES WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THIS AGREEMENT.
OPERATING AGREEMENT
OF
ROCK OHIO VENTURES LLC
By and Between
ROCK OHIO VENTURES I LLC,
ROCK OHIO VENTURES II LLC
and
LAKES OHIO DEVELOPMENT LLC
Dated as of
October 29, 2009

OPERATING AGREEMENT
OF
ROCK OHIO VENTURES LLC
     This OPERATING AGREEMENT (this “Agreement”) is entered into and shall be effective as of the 29th of October, 2009, by and among ROCK OHIO VENTURES I LLC, a Delaware limited liability company, ROCK OHIO VENTURES II LLC, a Delaware limited liability company, and LAKES OHIO DEVELOPMENT, LLC, a Minnesota limited liability company, each as Members of ROCK OHIO VENTURES LLC (the “Company”).
ARTICLE 1
ORGANIZATION OF THE COMPANY
     1.1 Formation. The parties have formed and intend hereby to operate the Company pursuant to the provisions of Chapter 18 of Title 6 of the Delaware Revised Statutes, as amended from time to time, or any corresponding provisions of succeeding law, (the “Act”) and in accordance with the terms and conditions of this Agreement and the Company’s Certificate of Formation, as amended. The Members shall promptly make, execute and deliver all filings, disclosures, and other documentation that are required by Applicable Law to enable the Company to comply with all requirements for its continued operation.
     1.2 Name. The name of the Company shall be “ROCK OHIO VENTURES LLC” and all business of the Company shall be conducted in such name or such other name or assumed names as the Manager shall from time to time approve. The Members consent to amending the Company’s Certificate of Formation to change the Company’s name to Rock Ohio Ventures LLC. The Company shall be authorized to conduct business in any state in which the Manager shall determine appropriate.
     1.3 Purpose. The purpose or purposes for which the Company is formed are to engage in any activity within the purposes for which a limited liability company may be formed under the Act as determined from time to time by the Manager, including, without limitation, directly or indirectly through subsidiaries, third parties or otherwise, to acquire, own, develop, mortgage, encumber, hypothecate, lease, sell, maintain, improve, alter, remodel, expand, manage, and otherwise operate and deal with part or all of the Project, including obtaining financing and refinancing for the above purposes, selling, exchanging, transferring, joint venturing or otherwise disposing of all or any part of the Project, and investing and reinvesting any undistributed Company funds. No Member or Manager shall have any authority to hold itself out as an agent of another Member, and no Member, other than the Manager, shall have any authority to hold itself out as an agent of the Company. The Company shall have any and all powers necessary or desirable to carry out the purposes and business of the Company, to the extent that the same may be lawfully exercised by limited liability companies under the Act.
     1.4 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for federal income tax purposes. Without limitation to the foregoing sentence, it is also the intent of the Members that the Company not be operated, deemed or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. No Member shall take action inconsistent with this express intent.
     1.5 Term. The Company shall continue in perpetuity, unless the Company shall sooner be dissolved and its affairs wound up in accordance with the Act and this Agreement.
     1.6 Member Cooperation; Independent Activities.
          (a) Member Cooperation. Except to the extent expressly provided to the contrary in this Agreement, each Member shall use reasonable efforts to cooperate with the requests of the Manager for actions or efforts which the Manager deems necessary or desirable for the Project or the other business of the Company, including obtaining required licenses under applicable Gaming Law, and a Member shall be required to devote only such time to the affairs of the Company as may be necessary for the performance of the foregoing.
          (b) Independent Activities. Nothing, including anything in the Company’s Certificate of Formation or this Agreement, shall: (1) limit the rights of a Manager, Member or any of their Affiliates, or any of their respective officers, directors, managers, employees, investors, stockholders, partners and members (“Related Persons”) to serve other Persons in any capacity, to own interests in other businesses and undertakings, to pursue and engage in other investments, opportunities and activities, and to derive and enjoy profits, compensation and other consideration in respect thereof, whether or not such services, interests, businesses, undertakings, investments, opportunities and activities (collectively, “Other Interests”) are similar to or competitive with the business or assets of the Company, (2) afford any Member any right to share in the profits, compensation and other consideration derived from the Other Interests of any Manager, other Member or the Manager’s or other Member’s Related Persons; (3) except as may be required to be disclosed under any Applicable Law, require any Member to disclose to any other Member or to the Company the existence, nature of, or any information relating to, any such Other Interest, or impose any fiduciary or other obligation on any Member not to favor or advance such Other Interests over the interests of the Company or the Project; or (4) obligate any Member to first offer any such Other Interest to any other Member or to the Company, or allow the other Member or the Company to participate therein. The Members, Manager and Company agree that the Company’s Members and Manager shall owe no fiduciary duties to the Company or other Members and shall not be required to devote any minimum time to the affairs of the Company.
     1.7 Transactions with Affiliates.
           (a) To the extent permitted by Applicable Law and except as otherwise provided in this Agreement, the Company is hereby authorized to purchase property and services from, sell property and services to, or otherwise deal with, the Manager and any Member, acting on its own behalf, or any Affiliate of the Manager or any Member, provided that any such purchase, sale, or other transaction shall be made on terms and conditions which are no less favorable to the Company (including as to price, quality and payment terms) than if the Company had entered into the sale, purchase, or other transaction with an independent third party.

           (b) Subject to Section 1.7(a), the Company may advertise or otherwise promote the Project in conjunction or association with other resorts, projects or properties owned by, managed by or otherwise affiliated with the Manager, a Member or their Affiliates or joint ventures (“Shared Promotion”). The negotiation of shared revenues resulting from or relating to, any such Shared Promotion shall be within the discretion of the Manager.
     1.8 Expenses of Members. Subject to Section 1.7, the Manager may authorize compensation to Members, the Manager and their Affiliates for services rendered to the Company by such Manager, Member or Affiliate and may authorize reimbursement from the Company for actual “out of pocket” expenses reasonably incurred by such Manager, Member or Affiliate in the furtherance of the Company’s business to the extent such expenses are approved by the Manager, in each case, upon the presentation of reasonable supporting documentation of the amount and purpose of such expenses. The legal, accounting, due diligence and investigative fees and expenses relating to gaming licensure fees and costs associated with each Member’s individual licensure investigation under applicable Gaming Law shall be borne by the Company to the extent approved by the Manager.
     1.9 Registered Office and Agent for Service of Process. The address of the registered office, and the name and address of the Company’s initial agent for service of process, are as set forth in the Certificate of Formation. Such office address and agent may be changed from time to time by the Manager. Notwithstanding the foregoing, the Manager shall cause an appropriate certificate of amendment to the Certificate of Formation to be duly filed upon any change of office address or agent that is or may become required by Applicable Law.
     1.10 Definitions. Each capitalized term used in this Agreement is defined in the Glossary of Defined Terms attached hereto. All definitions shall also apply to the singular and plural form of the defined term, regardless of whether such term is defined in its singular or plural form.
ARTICLE 2
CAPITAL CONTRIBUTIONS
     2.1 Capital Contributions.
          (a) Capital Contribution Commitment. Each Member shall be unconditionally obligated to contribute cash, the property described in Section 2.1(b) or such other assets as the Manager approves to the capital of the Company an aggregate amount equal to the Capital Contribution Commitment of such Member as set forth on Schedule 2.1(a) and, in exchange therefore, shall initially be allocated the Percentage Interest set forth opposite the Member’s name. All Capital Contributions shall be made not later than the Capital Contribution Dates set by the Manager with respect thereto in accordance with Section 2.5. No Member shall be required to make Capital Contributions in excess of such Member’s Capital Contribution Commitment.
          (b) Amounts Contributed. Members of the Company’s Members formed OH Ventures Cleveland LLC, a Delaware limited liability company (the “Cleveland LLC”),

OH Ventures Cleveland Peninsula LLC, a Delaware limited liability company (the “Cleveland Peninsula LLC”), and OH Ventures Cincinnati LLC, a Delaware limited liability company (the “Cincinnati LLC”, and together with the Cleveland LLC and the Cleveland Peninsula LLC, the “Casino Site LLCs”). Members of the Company’s Members caused the Casino Site LLCs to acquire leases and/or options to purchase real estate in Cleveland and Cincinnati, Ohio. Members of the Company’s Members also spent money (1) to cause the Casino Site LLCs to acquire such leases and options on real estate in Cleveland and Cincinnati, Ohio, and (2) in the furtherance of electoral approval of legislation directly related to the success of the Project, thereby enhancing the value of the leases and options on real estate in Cleveland and Cincinnati, Ohio. Members of the Company’s Members contributed in kind their interests in the Casino Site LLCs to those Members listed on Schedule 2.l(b), which in turn have contributed them in kind to the Company as part of such Member’s Capital Contribution to the Company. Each Member agrees that the Gross Asset Value with respect to the contribution of interests in the Casino Site LLCs to the Company by a Member shall be equal to the amount set forth on Schedule 2.l(b) with respect to the interest in the Casino Site LLCs contributed to the Company.
     2.2 Member Loans, Third Party Financing. The Manager may, on the Company’s behalf, obtain any financing it deems necessary, at any time, to enable the Company to conduct its business and affairs or to develop, construct, acquire, complete and operate the Company’s Property and the Project in addition to the Members’ Capital Contribution Commitments. The financing obtained as described in the immediately preceding sentence may include third-party debt financing obtained by the Company and the collateral for any such financing may include the Property and the Project, among other collateral. Subject to Section 1.7, the Manager may request that one or more Members to provide all or any part of such financing (“Member Loan(s)”) and may cause the Company to enter into Member Loans. If any Member shall make any loan or loans to the Company, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company.
     2.3 Member Guaranties. No Member or Affiliate or Related Person of a Member shall be required to guaranty, or to make or otherwise provide any other financial commitment or enhancement with respect to any Debt of the Company. Subject to Section 1.7, the Manager may request that one or more Members provide or cause to be provided a guaranty or enhancement with respect to any Debt of the Company (collectively, the “Member Guaranties”) if, in the Manager’s reasonable judgment, such Member Guaranties are necessary or desirable, and may cause the Company to obtain and enter into Member Guaranties. A Member Guaranty of any Company Debt may be provided by a Member or an Affiliate thereof in any form, including the form of a guaranty, letter of credit, pledge of collateral or other credit enhancement facility. The Manager may, in its discretion, agree to pay to Members providing Member Guaranties a guaranty fee. Such obligation of the Company shall be separate from and in addition to the guaranteeing Member’s right-to receive any other payment or distributable amount hereunder.
     2.4 Return of Capital. No interest shall accrue on any Capital Contributions and no Member shall have any right to withdraw or to be repaid any Capital Contributions except as provided in this Agreement.

     2.5 Funding Unpaid Capital Contribution Commitment. With respect to any unpaid Capital Contribution Commitments pursuant to Section 2.1(a), (i) the Manager may set a date on which all or a portion of such unpaid Capital Contributions are to be made (the “Capital Contribution Date”), (ii) the Company shall notify the Members not less than three (3) days prior to such Capital Contribution Date of the Capital Contributions required to be made and the amounts of their respective required Capital Contributions, and (iii) such required Capital Contributions of the Members shall be proportionate to such Members’ unpaid Capital Contribution Commitment then outstanding.
     2.6 Additional Capital Contributions. No Member shall be obligated to make any capital contributions beyond such Member’s Capital Contribution Commitment. The Manager may cause the Company to offer and sell additional Interests in the Company on such terms and providing for such rights and obligations (including amendments to this Agreement to reflect such rights and obligations) as are approved by the Manager and by Members holding a majority of the Percentage Interest; provided that no approval by Members shall be required with respect to any offer or sale of additional Interests in the Company or the terms, rights and obligations of such Interests and their offer and sale if (a) they do not require amendments to ARTICLE 3, ARTICLE 4, or Section 11.2(b), but amendments to Schedules 2.1(a) and 2.l(b) do not require approval, and (b) if ROCK OHIO VENTURES I LLC purchases an additional Interest on or before November 3, 2009, ROCK OHIO VENTURES II LLC invests an amount in the Company equal to at least 46.48% of the total of the two investments.
     2.7 Preemptive Rights. If the Company authorizes the issuance or sale of any Interests (except for issuances on the date of this Agreement and except for issuances on or before November 3, 2009 if LAKES OHIO DEVELOPMENT LLC is offered at least 10% of the total Interests issued), the Company shall first offer in writing (the “Preemptive Rights Notice”) to sell to LAKES OHIO DEVELOPMENT LLC or the successor to its Interests 10% of such Interests. LAKES OHIO DEVELOPMENT LLC or the successor to its Interests shall be entitled to purchase up to 10% of such Interests being issued or sold by notifying the Company in writing within three business days after the delivery of the Preemptive Rights Notice. The closing of such purchase shall take place on the first closing date of the same Interests offered to others. LAKES OHIO DEVELOPMENT LLC or the successor to its Interests shall be entitled to purchase such Interests at the most favorable price and on the most favorable terms that such Interests are to be offered in such transaction; provided that notwithstanding the foregoing, in the event that the Company is issuing more than one type or class of Interests in connection with such issuance, LAKES OHIO DEVELOPMENT LLC or the successor to its Interests shall be required to acquire all such types and classes of Interests in the same form as they are being offered to others. Such Interests specified in the Preemptive Rights Notice that are not purchased by LAKES OHIO DEVELOPMENT LLC or the successor to its Interests pursuant to the terms of this Section 2.7 may be issued and sold by the Company (on terms no less favorable than the terms offered in such Preemptive Rights Notice) within 90 days of the date of the Preemptive Rights Notice. Any Units not issued within such 90-day period will be subject to the provisions of this Section 2.7 upon subsequent issuance.
     2.8 Admission of Additional Members. Additional Members may be admitted to the Company if, and only if, (1) any requirements of Section 2.6 are met, (2) such admission, and the terms and conditions of such admission, including, without limitation, any required Capital Contribution, are approved by the Manager, subject to Section 1.7, and (3) such person accepts, adopts and agrees to be bound by all of the terms and provisions of this Agreement, as it may then be amended; provided that the admission of new Members in connection with a transfer of an Interest shall be governed by Section 9.1(b), rather than this Section 2.8.
ARTICLE 3
ALLOCATIONS
     3.1 Profits and Losses. After giving effect to the special allocations set forth in Section 3.2 below, and subject to Section 3.3(d) below, Profit or Loss of the Company for any Fiscal Year shall be allocated among the Members in such proportions as will cause the Augmented Capital Account (as hereinafter defined) of each Member to equal, as nearly as possible, the amount such Member would receive if an amount equal to all Members’ Augmented Capital Accounts, increased by the amount of such Profit or reduced by the amount of such Loss, were distributed to the Members in accordance with Section 4.1 below. For this purpose, the “Augmented Capital Account” of any Member shall mean such Member’s Capital Account, determined after giving effect to all distributions during such Fiscal Year and all allocations other than allocations of Profit or Loss for such Fiscal Year, and increased by such Member’s “share of partnership minimum gain” (within the meaning of Section 1.704-2(g) of the Regulations) and “share of partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i)(5) of the Regulations) as of the end of such Fiscal Year.
     3.2 Special Allocations. The following special allocations shall be made for income tax purposes in the following order:
          (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this ARTICLE 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company gross income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.2(a) is intended to comply with the minimum gain chargeback requirements in the Regulations and shall be interpreted consistently therewith.
          (b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement except Section 3.2(a), if there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease of Member Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of any Company assets subject to such Member

Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(j)(2)(ii). Any Member’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Regulation Section 1.704-2(i)(5). This Section is intended to comply with the minimum gain chargeback requirements in the Regulations and shall be interpreted consistently therewith.
          (c) Nonrecourse Deductions. Nonrecourse deductions for any Fiscal Year shall be allocated to the Members in accordance with their Percentage Interests. For purposes of this Section, “nonrecourse deductions” shall have the meaning set forth in Section 1.704-2(b)(l) of the Regulations. The amount of nonrecourse deductions for a Fiscal Year shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Regulation Section 1.704-2(d).
          (d) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(l).
          (e) Qualified Income Offset. In the event any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation paragraphs (4), (5) or (6) of Section 1.704-l(b)(2)(ii)(d), items of Company gross income and gain shall be specially allocated to the Members in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of that Member as quickly as possible.
     3.3 Other Allocation Rules.
          (a) The Members are aware of the income tax and economic consequences of the allocations made by this ARTICLE 3 and hereby agree to be bound by the provisions of this ARTICLE 3 in reporting their shares of Company income and loss for income tax purposes.
          (b) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined in good faith by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

          (c) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Company shall elect not to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt.
          (d) Notwithstanding any other provisions in this Agreement, Losses (or items of deduction) shall not be allocated to a Member to the extent that the Member has or would have, as a result of such allocations, an Adjusted Capital Account Deficit.
     3.4 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.
     In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
     Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement.
ARTICLE 4
DISTRIBUTIONS
     4.1 Distributions and Priority. To the extent the Manager determines the Company has sufficient cash and to the extent permitted by the Act and any lending agreements to which the Company or any of its subsidiaries is a party, the Company may make distributions to its Members in respect of their Interests at any time and from time to time as determined by the Manager in its sole discretion. Subject to Sections 4.2 and 4.3, distributions shall be made in the following order and priority:
          (a) First, to the Members (in the proportion that each Member’s Unreturned Capital Contributions bears to the aggregate of all Members’ Unreturned Capital Contributions) until the amount of all Members’ Unreturned Capital Contributions is zero.
          (b) Second, to ROCK OHIO VENTURES I LLC and LAKES OHIO DEVELOPMENT LLC (in the proportion that each such Member’s Unpaid Additional Preferred Return bears to the aggregate Unpaid Additional Preferred Return) until the Additional Preferred Return has been paid in full.
          (c) Third, to the Members (in the proportion that each such Member’s Unpaid Preferred Return bears to the aggregate of all such Members’ Unpaid Preferred Return) until the Preferred Return of all such Members has been paid in full.

           (d) Thereafter, (1) thirty-eight percent (38%) to ROCK OHIO VENTURES I LLC, (2) two percent (2%) to LAKES OHIO DEVELOPMENT, LLC, and (3) sixty percent (60%) pro-rata to all Members in proportion to their respective Percentage Interests.
     4.2 Tax Distributions. Notwithstanding the priority of distributions in Section 4.1, the Company shall, consistent with any restrictions which may be imposed by any creditor or under any contract of the Company or any of its subsidiaries or by applicable law, make distributions (whether pursuant to this Section 4.2 or otherwise) to each Member (1) by April 15 after the end of each taxable year of the Company, in an amount equal to the Year End Tax Distribution, if any, and (2) at such times and in such amounts so that each Member will be able to make timely estimated and final tax payments, if any, of all federal and state income taxes attributable to the portion of the Company’s taxable income, if any, allocated to such Member pursuant to this Agreement and the Code, which distributions shall be credited against the Year End Tax Distribution to be received by the Members; provided that each periodic distribution will not exceed the sum of the State Tax Amount plus the Federal Tax Amount, calculated as though the Taxable Income were equal to the Company’s estimated taxable income from the beginning of the Company’s taxable year through the date of such periodic distribution, less prior periodic distributions for taxes with respect to such taxable year of the Company.
     Distributions under this Section 4.2 for any Fiscal Year shall be treated as distributions made pursuant to Section 4.1; provided that any distribution to a Member pursuant to this Section 4.2 that exceeds the amount that would have been distributed to a Member had the amount been distributed pursuant to Section 4.1 shall be treated as an advance distribution under Section 4.1 and shall be offset against subsequent distributions such Member would otherwise be entitled to receive pursuant to Section 4.1. Nothing in this Section 4.2 shall be construed to restrict any right of the Manager or the Company to declare or make any distribution in addition to those contemplated hereby.
     The “Year End Tax Distribution” means the sum of the “State Tax Amount” and the “Federal Tax Amount.” The “State Tax Amount” means the product of (1) the Company’s taxable income, if any, for the applicable year (determined under the Code) and allocated to the Members pursuant to ARTICLE 3 (“Taxable Income”), multiplied by (2) the Ohio state income tax rate for individuals then in effect. The “Federal Tax Amount” means the product of (1) the amount by which the Taxable Income exceeds the State Tax Amount, multiplied by (2) the highest marginal federal tax rate for individuals then in effect under the Code.
     4.3 Distributions Only From Company Assets. The Members shall look solely to the assets of the Company for any distributions, whether liquidating distributions or otherwise. If the assets of the Company remaining after the payment or discharge, or the provision for payment or discharge, of the debts, obligations, and other liabilities of the Company are insufficient to make any distributions, no Member shall have any recourse against the separate assets of any other Member.

ARTICLE 5
MANAGEMENT
     5.1 Designation and Authority of Manager. ROCK OHIO VENTURES I LLC shall be the initial Manager, and ROCK OHIO VENTURES I LLC may only be removed as the Manager (and any vacancy in the office of Manager may only be filled) by Members holding a majority of the Percentage Interest. The Manager may resign at any time, and the Manager shall resign as Manager if it is finally determined not to be qualified under applicable Gaming Law to serve as Manager and the Manager is unable to cure such lack of qualification within a reasonable period of time. Neither the resignation or removal of a Manager shall affect its Interest, and following any such event, it shall continue to be a Member with all rights and responsibilities as such.
     Except for situations in which the approval of the Members is required by the terms of this Agreement or the Act, (i) the Manager shall conduct, direct and exercise full control over all activities of the Company, (ii) all management powers over the business and affairs of the Company shall be vested in the Manager, and (iii) the Manager shall have the power to bind or take any action on behalf of the Company, or to exercise in its sole discretion any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement, or any other agreement, instrument, or other document to which the Company is a party or by virtue of its holding the equity interests of any direct or indirect subsidiary of the Company. Unless delegated such power in accordance with Section 5.3, no Member, except a Member who is a Manager and acting in such capacity, shall (1) participate in the management of the Company, (2) hold himself out to any third party as an agent of the Company, (3) have any authority to bind the Company or act for the Company in any matter, or (4) shall take any action on behalf of the Company without the approval or authorization of the Manager. In addition to any power of the Manager granted under this Agreement, the Manager shall have all of the powers and authority equivalent to those afforded to a board of directors of a corporation organized and existing under the laws of the State of Delaware.
     5.2 Limitation of Liability. The Manager shall not be liable to the Company or any Member for any act or omission of the Manager in its capacity as the manager of the Company taken in good faith, to the maximum extent permitted by applicable law, except for the Manager’s willful misconduct or knowing violation of law. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it under this Agreement either directly or by or through its agents, and neither the Manager nor any of its Affiliates shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Manager (so long as such agent was selected in good faith). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member.
     5.3 Delegation of Authority. The Manager may, from time to time, delegate to one or more Persons (including any officer of the Company) such authority and duties as the

Manager may deem advisable. Such delegation may include the appointment of officers, which such titles, powers and duties as are determined by the Manager, including day to day management of the Company’s operations. Any delegation pursuant to this Section 5.3 may be revoked at any time by the Manager in its sole discretion and any officer appointed by the Manager shall serve at the pleasure of the Manager and may be removed by the Manager at any time with or without cause. An officer shall perform his or her duties as an officer in good faith and, except as otherwise expressly provided in this Agreement, in a manner he or she reasonably believes to be in the best interest of the Company.
     5.4 Management Fee. The Company may enter into one or more technical, licensing and management agreements of (collectively, as each may be executed, amended, supplemented or otherwise modified from time to time, the “Management Agreements”) setting forth certain management and technical services to be supplied by to the Company or its subsidiaries by third parties (or, subject to Section 1.7, one or more Members or the Manager), which agreements may include the licensing of certain trademarks and other intellectual property to the Company.
ARTICLE 6
INDEMNIFICATION
     6.1 Indemnification. The Company shall indemnify any Member, Manager or officer, and may indemnify any other Person, to the fullest extent permitted under the Act, as the same now exists or may later be amended, substituted or replaced (but, in case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately before such amendment), against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, excise taxes, amounts paid in settlement and penalties) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member, Manager or officer of the Company (and in the sole discretion of the Manager, any Person that is or was serving as an employee or agent of the Company or is or was serving at the request of the Company as a representative, officer, director, member, manager, principal, employee or agent of another partnership, corporation, joint venture, limited liability company, trust or other enterprise); provided that, (unless the Manager otherwise consents) no Person shall be indemnified for any expenses, liabilities and loses suffered that are attributable to such Person’s or its Affiliates’ bad faith, willful misconduct or knowing violation of law. Expenses, including attorneys’ fees, incurred by a Person entitled to indemnification under this Section 6.1 in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking satisfactory to the Manager by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company.
     6.2 Company Obligation Only. Any indemnity by the Company under this ARTICLE 6 shall be provided out of and to the extent of Company assets only and no Member shall have personal liability on account of such indemnification obligations of the Company or shall be required to make Capital Contributions to help satisfy such indemnification obligations of the Company.

     6.3 Non-Exclusive Rights. The right to indemnification and the advancement of expenses conferred in this ARTICLE 6 shall not be exclusive of any other right which any Person may have or later acquire under any statute, agreement, determination of the Manager or otherwise. The Company (acting with the approval of its Manager) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Manager, Member, officer, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against such Person and liability and expenses incurred by such Person in such Person’s capacity as a Manager, Member, officer, employee or agent, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such liability and expenses. The decision of the Company as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to the immediately-preceding sentence hereof and the Company’s choice of Person to provide such insurance or other financial arrangement is and shall be conclusive, and such insurance or other financial arrangement is not and shall not be void or voidable and does not and shall not subject any Manager or Member of the Company approving such insurance or other financial arrangement to personal liability for such Person’s action, even if such Person approving such insurance or other financial arrangement is a beneficiary of such approved insurance or other financial arrangement.
ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS
     7.1 In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 7.2, and such warranties and representations shall survive the execution of this Agreement.
     7.2 Investigation. Each Member hereby represents and warrants that each Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Each Member’s acquisition of its Interest is being made for its own account for investment, and not with a view to the sale or distribution thereof. The Interest acquired by a Member pursuant to this Agreement has not been, and when acquired by the Members will not be, registered under the Securities Act of 1933 (as amended, supplemented or otherwise modified from time to time, and together with the regulations promulgated thereunder, the “Securities Act”) or qualified under any “blue sky” or other securities law of any State of the United States, by reason of exemptions from such registration provisions, which exemptions depend upon, among other things, the good faith nature of the investment intent and accuracy of the Members’ representations as expressed herein. Each Member understands that its Interest must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Each Member further understands that at the time it wishes to Transfer any portion of its Interest, there may be no public or other market upon which to make a Transfer, and that, even if such a public or other market then exists, a Member may be precluded from Transferring any portion of its Interest under Securities Act “Rule 144” or under this Agreement for various reasons. Each Member acknowledges possessing such general knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of its Interest and, by reason of such financial and business experience, the Member has the capacity to protect the Member’s own interests in connection with such acquisition of its Interest. The Member also acknowledged being financially able to bear the economic risk of its investment, including the total loss thereof.
ARTICLE 8
ACCOUNTING, BOOKS AND RECORDS
     8.1 Accounting, Books and Records. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide the information required pursuant to Sections 8.2 and 8.3 or pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members, and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager in its sole discretion, whose determination shall be final and conclusive as to all of the Members absent manifest error.
     8.2 Reports. Insofar as practicable, the Company shall, within ninety (90) days after the end of each Fiscal Year and within forty-five (45) days after the end of each of the first three (3) fiscal quarters, furnish each Member with a copy of the balance sheet of the Company as of the last day of the applicable period, a statement of income or loss for the Company for such period, and a statement of the Company’s cash flows for such period. Annual statements shall also include a statement of the Members’ Capital Accounts and changes therein for such Fiscal Year. Annual statements shall be audited by the Company’s accountants, if (and only if) the Manager so elects.
     8.3 Tax Returns; Information. The Company shall (i) arrange for the preparation and timely filing of all income and other tax returns of the Company, (ii) provide the Members with estimates of amounts necessary to prepare tax returns for the Members for each Fiscal Year in so far as such returns pertain to the Company’s income for such Fiscal Year, by April 1 of the next succeeding year (insofar as practicable); provided, that a filing shall be deemed timely if made within the time permitted by extensions therefor obtained from the appropriate tax authority, and (iii) provide to the each Member a K-1 form for each Fiscal Year.
     8.4 Special Basis Adjustment. In connection with any Transfer of a Company interest, the Company shall, if the transferor or the transferee so requests and the Manager agrees, elect, at the time and in the manner provided in Regulations Section 1.754-1(b), to adjust the basis of the Company’s property in the manner provided in Section 743(b) of the Code, and such transferee shall pay all costs incurred by the Company in connection therewith, including, without limitation, reasonable attorneys’ and accountants’ fees.
     8.5 Tax Matters Member. ROCK OHIO VENTURES I LLC is specially authorized and appointed to act as the Tax Matters Partners under the Code and in any similar capacity under state or local law. The Company shall, in accordance with ARTICLE 6, hold the Tax Matters Partner harmless from any action taken as such.
ARTICLE 9
TRANSFERS OF INTERESTS
     9.1 Restrictions on Transfers. No Member shall directly or indirectly Transfer all or any portion of its Interest unless (i) the Manager is satisfied that the Transfer is either registered under, or exempt from, the registration requirements of applicable federal and state securities laws, and (ii) either (a) the Manager consents to such Transfer in advance in writing, which consent may be withheld by the Manager in its sole and absolute discretion, (b) the Transfer is pursuant to Section 9.2, (c) the Transfer is pursuant to Section 9.3, or (d) the Transfer is pursuant to Section 9.4 (such Transfer, a “Permitted Transfer”); provided that none of the foregoing shall prohibit, or restrict in any way, any sale of Lakes Entertainment, Inc. (whether by sale of stock, merger, consolidation, share exchange or sale of all or substantially all of its assets) or any transfer of any equity interests in Lakes Entertainment, Inc.. Any Transfer or attempted Transfer by any Member in violation of the preceding sentence shall be null and void and of no force or effect whatever. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company’s purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Each Member hereby further agrees to hold the Company, the Manager and each other Member wholly and completely harmless from any cost, liability, or damage (including liabilities for income and other taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement.
           (a) Conditions to Permitted Transfers. A Permitted Transfer otherwise permitted under this Agreement shall not be a Permitted Transfer, and any attempted Transfer of a Member’s Interest shall be null and void and of no force or effect whatever, unless and until the following conditions are satisfied:
               (i) The transferor and transferee shall execute such documents and instruments of conveyance and assumption as may be necessary or appropriate in the opinion of the Manager to effect such Transfer and to confirm the transferee’s agreement to be bound by the provisions of this Agreement and assumption of all obligations of the transferor Member with respect to the Interest being transferred.
               (ii) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

               (iii) The Transfer and Permitted Transferee have been approved by the Ohio Gaming Commission, if required by applicable Gaming Law, and any other governmental or regulatory agency or body having jurisdiction over the Company and whose approval is required under Applicable Law.
               (iv) A Member making a Permitted Transfer and the transferee shall pay all reasonable costs and expenses incurred by the Company in connection with such Transfer.
          (b) Admission of Permitted Transferee as a Member. A Permitted Transferee of an Interest shall be admitted as a Member in the Company only upon the written approval of the Manager. The rights of a Permitted Transferee who is not admitted as a Member shall be limited to the right to receive allocations and distributions from the Company with respect to the Interest transferred, as provided by this Agreement. The transferee of such Interest shall not be a Member, or have any rights of a Member, with respect to such Interest, unless and until such transferee is admitted as a Member in accordance with this Agreement.
          (c) Effect of Permitted Transfer on Company. The Members intend that the Permitted Transfer of an interest in the Company shall not cause the dissolution of the Company.
     9.2 Approved Sale. If the Manager approves a sale of over 50% of the assets of the Company or of all of the subsidiaries of the Company or of equity with over 50% of the voting power of the Company or 50% of the voting power of all subsidiaries of the Company (whether by merger, consolidation, equity exchange or sale or transfer of equity securities) (as so approved, an “Approved Sale”), (i) each Member shall vote for, consent to and raise no objections against, and waive any dissenters or appraisal rights with respect to, such Approved Sale, and the Company and each Member shall consummate such Approved Sale on the terms and conditions so approved and (ii) the Company, the Manager, each subsidiary and their respective members, boards of directors or managers and each Member shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Manager, including, without limitation, transferring a pro rata portion of such Member’s Interests required to consummate such transaction. Notwithstanding the foregoing, no Member shall be obligated in connection with such Approved Sale to indemnify the prospective transferee or its Affiliates with respect to an amount in excess of the aggregate proceeds paid to such Member in connection with such Approved Sale (other than as a result of a breach of its representations and warranties with respect to authorization and ownership of Interests (and any representations and warranties, if required to be made, will be made by all Members and will be uniform in all material respects), as to which no limitation shall apply). The Manager shall use commercially reasonable efforts to minimize the representations and warranties made by the Members (in their capacity as Members) in connection with any Approved Sale.
     9.3 Tag Along Rights. If ROCK OHIO VENTURES I LLC or the affiliated successor to its Interests proposes to sell, in one transaction or a series of related transactions, all or substantially all of its Interests to an unaffiliated person or entity, ROCK OHIO VENTURES I LLC or the affiliated successor to its Interests shall use its best efforts to cause the buyer of such

Interests to offer to purchase all of the Interests owned by LAKES OHIO DEVELOPMENT LLC or the successor to its Interests for the consideration per proportional share of the Interests, and otherwise on the same terms and conditions, received by ROCK OHIO VENTURES I LLC or the affiliated successor to its Interests for its Interests. If LAKES OHIO DEVELOPMENT LLC desires to sell all of its Interests in such transaction and the transferee does not agree to purchase all of the Interests owned by LAKES OHIO DEVELOPMENT LLC in such transaction, ROCK OHIO VENTURES I LLC may not, and shall not, sell any of its Interests in such transaction. The transferee must accept, approve, adopt, and agree in writing to comply with, and be bound by, all of the terms and conditions of this Agreement as if such transferee were the Member whose interests it purchased, and such transferee shall be treated for all purposes of this Agreement as such Member.
     9.4 Redemption of Interests Upon Specified Events. If at any time during the term (as defined in Section 1.5), (a) a Member fails to comply with any provision of this Agreement (the redemption pursuant to the event described in clause (a) is referred to as a “Breach Redemption”) or (b) (i) the ownership of any Interest by any transferee of a Member, or owner or Affiliate of a transferee of a Member, poses a material risk of a potential adverse gaming regulatory consequences to the Company, an Affiliate, a Member or any direct or indirect owner of any Member (the redemption pursuant to the event described in clause (b)(i), a “Transferee Regulatory Redemption”), or (ii) LAKES OHIO DEVELOPMENT LLC or any other Person admitted as a member of LAKES OHIO DEVELOPMENT LLC or their owners, including as a transferee, poses a material risk of a potential adverse gaming regulatory consequences to the Company, an Affiliate, a Member or any direct or indirect owner of any Member (the redemptions pursuant to the events described in clause (b), including the Transferee Regulatory Redemption, are referred to as a “Regulatory Redemption”, and collectively the events described in clauses (a) and (b) are referred to as the “Buy-Sell Events,” and the Interests of the Member or transferee causing the Buy-Sell Event are referred to as the “Buy-Sell Interest”) then, at any time following the expiration of the Cure Period (as defined below) with respect to such occurrence, the Company shall have the right (and in connection with a Transferee Regulatory Redemption, an obligation) to purchase all, but not less than all, of the Buy-Sell Interest on the terms and conditions, and subject to the provisions, set forth in this Section 9.4.
          (a) Cure. There shall be no right to purchase an Interest if the occurrence of a Buy-Sell Event shall have been entirely cured (including the elimination of any potential adverse gaming regulatory consequences to the Company, any Affiliate, a Member or any direct or indirect owner of any Member) prior to the expiration of the Cure Period corresponding thereto. “Cure Period” means, with respect to any Buy-Sell Event, the period beginning on (but not including) the date of notice of the occurrence of a Buy-Sell Event by the Company to the Member
(a “Demand Notice”) and ending either sixty days thereafter or on such earlier date as the Company shall notify the Member is necessary to avoid a material adverse gaming regulatory consequence affecting the Company or any Affiliate, including a material adverse action by any governmental gaming regulatory authority in any jurisdiction.
          (b) Purchase Price. The purchase price for a sale under this Section 9.4 shall be as follows (the “Purchase Price”):

               (i) Breach Redemption. For a sale in connection with a Breach Redemption, the positive balance, if any, of the Member’s Capital Account at the time of the closing of the sale in accordance with the terms hereof.
                (ii) Regulatory Redemption. For a sale in connection with a Regulatory Redemption, the applicable Member’s or transferor’s Unreturned Capital Contributions plus the applicable Member’s or transferor’s Unpaid Preferred Return, plus two times the Capital Contribution made by the applicable Member or transferor minus any distributions received by the applicable Member or transferor (and any predecessors) under Section 4.1(d), if any, at the time of the closing of the sale in accordance with the terms hereof.
Once given, a Demand Notice may be revoked or withdrawn at any time prior to the closing of such sale in the sole and absolute discretion of the Manager.
          (c) Obligation to Sell. Upon the occurrence of a Buy-Sell Event and receipt of a Demand Notice, the Member shall then be obligated to sell its Interest for the Purchase Price to the Company or any other Person designated by the Company in accordance with this Section 9.4 in the absence of a cure within the Cure Period.
          (d) Closing.
               (i) Terms of Closing. The selling Member shall meet with the Company and exchange documents and pay any amounts due, and otherwise do all things necessary to conclude the transaction set forth herein at the closing of such purchase (the “Closing”). The Closing shall occur at the Company’s offices at 9:00 a.m., on the first Wednesday after the tenth (10th) day after the end of the Cure Period unless that day is a national or state holiday and, in that event, on the next Business Day. At the Closing, the Member shall deliver to the Company a duly executed assignment of its Interest in blank, and shall also, upon the request of the Company, concurrently therewith (or at any time and from time to time thereafter) execute and deliver such other documents and records as the Company determines are reasonably necessary or desirable to conclude the Closing and to otherwise allow the Company to complete the Project or otherwise develop, use, sell, rent or dispose of any Property. Regardless of whether the Member delivers a duly executed assignment, such Member’s interest shall be deemed to have been transferred as of the Closing pursuant to this Section 9.4, and the Member shall no longer be deemed the owner of the transferred Interests and shall have no further rights as a Member of the Company or under this Agreement as of the Closing, other than any rights to receive any unpaid Purchase Price for such Interests.
               (ii) Delivery. Except as otherwise provided in the next sentence, the Company shall deliver to the Member cash for the full amount of the Purchase Price at the Closing, or if later, ten business days after the Purchase Price is determined under this Section 9.4. The Company may instead elect (in the Manager’s discretion) to pay up the Purchase Price in five equal annual installments (beginning one year after the Closing) without interest.

               (iii) Liens. If the Member’s Interest is subject to any Lien, the Company may elect (a) to cause the Purchase Price (or a portion thereof) to be applied to discharge such Lien, (b) to take the Interest subject to such Lien and to reduce the Purchase Price otherwise payable by the Company to the Member by the amount of such Lien, or (c) to terminate the buy-sell proceedings under this Section 9.4 because of the existence of such Lien and in such event pursue any and all remedies available at law and in equity.
          (e) Appointment of Transferee. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to designate any Affiliate or third party to be the transferee and purchaser of such Interest or obtain financing from any third party with respect to a purchase under this Section 9.4, provided that the foregoing shall not delay the closing of any such transaction. The reasonable costs of the Closing shall be divided equally, provided that each such Member shall bear its own attorneys’ fees and costs.
          (f) Specific Enforcement. The Members acknowledge and agree that each Member’s Interest is extraordinary and unique, and the provisions of this Section 9.4 shall be specifically enforceable.
          (g) Tax Returns. The Member shall continue, after the Closing, to have access during normal business hours, to the books and records of the Company to the extent reasonably necessary in connection with the preparation, review or audit of the Investors’ state and federal returns relating to the Company.
     9.5 Distribution Among Members. Upon the occurrence of any Transfer of an Interest during any Fiscal Year, Profits, Losses, each item thereof, and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Manager.
ARTICLE 10
WITHDRAWALS; ACTION FOR PARTITION
     10.1 Waiver of Partition. No Member shall, either directly or indirectly, take any action to require partition of any Company property, and notwithstanding any provisions of applicable law to the contrary, each Member hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to its Interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.
     10.2 Covenant Not to Withdraw or Dissolve. Each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to
          (a) take any action to file a certificate of dissolution or its equivalent with respect to itself,

          (b) withdraw or attempt to withdraw from the Company,
          (c) exercise any power under the Act to dissolve the Company,
          (d) Transfer all or any portion of its interest in the Company (other than in a Permitted Transfer),
          (e) petition for judicial dissolution of the Company, or
          (f) demand a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits) without the consent of holders of a majority of the Percentage Interests held by the Members, or except as otherwise specifically allowed under this Agreement.
ARTICLE 11
DISSOLUTION AND WINDING UP
     11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):
          (a) The sale of all or substantially all of the Property;
          (b) The agreement of holders of a majority of the Percentage Interests to dissolve, wind up, and liquidate the Company;
          (c) Ballot Initiative 3 on the November 3, 2009 Ohio statewide ballot is not approved and any litigation or other challenge to such vote is completed and fails to cause Ballot Initiative 3 to be approved;
          (d) The happening of any other event that makes it unlawful or impossible to carry on the business of the Company; or
          (e) An administrative dissolution or the entry of a decree of judicial dissolution of the Company under the Act.
     The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation.
     11.2 Winding Up. Unless the business of the Company is continued pursuant to Section 11.1, the provisions of this Section 11.2 shall apply upon the occurrence of a Liquidating Event.
          (a) Process. The Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company’s business and affairs. To the extent consistent with this ARTICLE 11, all covenants and obligations in this Agreement (including those relating to the control, management and operation of the Company) shall continue in full force and effect until such time as the Property has been distributed pursuant to this Section 11.2 and the Company has terminated. The Manager or its designee shall be responsible for overseeing the winding up and liquidation of the Company.
          (b) Distributions. The Manager or its designee shall apply and distribute as soon as practicable all Company cash on hand in the following order of priority, unless otherwise required by Applicable Law:
               (i) First, to the payment and discharge or the establishment of reserves for the payment of all of the Company’s debts and liabilities to creditors (including guaranty fees, management fees, Member Loans and other amounts of Debt owing to any Member which is then outstanding), in the order of priority as provided by law; and
               (ii) Second, to the Members in the manner and order of priority specified in Section 4.1.
          (c) Compensation; No Creditors as to Capital. The Manager shall not receive any additional compensation for any services performed pursuant to this ARTICLE 11.
     11.3 Deemed Continuation. Notwithstanding any other provisions of this ARTICLE 11, in the event the Company is liquidated within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, the Company shall be deemed to have continued as prescribed by Regulations Sections 1.704-1 and 1.708-l(b)(l)(iv).
     11.4 Rights of Members. Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (b) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.
     11.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation.
ARTICLE 12
MISCELLANEOUS
     12.1 Notices. Notices may be delivered either by private messenger or delivery service, by certified mail, or facsimile transmission. Any notice or document required or permitted hereunder to a Member shall be in writing and shall be deemed to be given on the date received by the Member; provided, however, that all notices and documents mailed to a Member in the United States mail, postage prepaid, certified mail return receipt requested, addressed to the Member at its respective address as shown in the records of the Company, shall be deemed to have been received on the date of receipt or acceptance or failure to accept, and provided further, that the sender of any such notice or document by facsimile transmission shall bear the burden of proof as to proper transmission and date of transmission of such facsimile. The address and the telecopier number of each of the Members shall for all purposes be as set forth on the signature page hereof unless otherwise changed by the applicable Member by notice to the other Members and the Company as provided herein.
     12.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted successors, transferees and assigns.
     12.3 Amendment. Any provision of this Agreement may be amended, modified or waived with the written approval of Members holding a majority of the Percentage Interest; provided that (1) no provision of ARTICLE 3, ARTICLE 4 or Section 11.2(b) that would adversely affect the allocations or distributions among the Members as of the date of this Agreement with respect to their Interests as of the date of this Agreement may be amended or modified in any way that would adversely affect an existing Member as of the date of this Agreement differently than the other Members without the unanimous approval of such adversely affected Members, and (2) Sections 1.7 (related-party transactions), 2.7 (preemptive rights), 9.3 (tag along rights) and 12.3 (amendment) may not be amended without unanimous approval of the Members. For clarity, Members holding a majority of the Percentage Interest may (without the consent of other Members) amend any provisions of this Agreement to provide for different allocations and distribution priorities with respect to contributions of additional capital (including by existing Members), as long as no provision of ARTICLE 3, ARTICLE 4 or Section 11.2(b) that would adversely affect the allocations or distributions among the Members as of the date of this Agreement with respect to their Interests as of the date of this Agreement is amended or modified in any way that would adversely affect an existing Member as of the date of this Agreement differently than the other Members as of the date of this Agreement with respect to such Interests. In addition, as provided in Section 2.6, additional Interests may be issued and Schedules 2.1 (a) and 2.1(b) may be appropriately updated in specified circumstances without any approval of the Members, subject to the preemptive rights in Section 2.7.
     12.4 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.
     12.5 Time. Time is of the essence in the performance of each and every obligation herein imposed.
     12.6 Titles and Captions. Section and paragraph titles and captions contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     12.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     12.8 Incorporation by Reference. The Glossary of Defined Terms and every exhibit, schedule and other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference.

     12.9 Further Assurance. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents which are or may become necessary, appropriate, or desirable to effectuate and to carry on the business contemplated by this Agreement.
     12.10 Pronouns and_Plurals. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person(s) may require.
     12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Gaming Law. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the laws of the State of Delaware, except as the same may be superseded by the gaming and other applicable la s of the State of Ohio, including those laws, rules and regulations which may hereafter be promulgated after passage of Ballot Initiative 3 on the November 3, 2009 Ohio statewide ballot (the “Gaming Law”).
     12.12 Arbitration. All claims, actions or disputes arising out of or relating to this Agreement or the transactions contemplated hereby (collectively, “Disputes”) including any Disputes concerning the construction, validity, performance, and interpretation of this Section 12.12 or any other provision of this Agreement, shall be exclusively resolved by arbitration pursuant to the Federal Arbitration Act, as provided below. The Company or any party hereto may elect to compel arbitration of any Dispute by notifying each party hereto and the Company of such election. Each Dispute shall be promptly adjudicated by a panel of three arbitrators. Each party to such Dispute shall select an arbitrator for such panel within ten (10) Business Days of the date of the notice of election to compel arbitration described above. The two arbitrators so selected shall meet and attempt to appoint a third arbitrator, who shall be of good reputation and character and, if possible, shall be highly knowledgeable of the gaming industry and casino operation and finance. If the two arbitrators shall not have appointed such third arbitrator within thirty (30) days of the date of the notice of election to compel arbitration described above, the Company or any party hereto may elect to cause such third arbitrator to be appointed by the American Arbitration Association, as soon as practicable. Arbitration shall be conducted by such panel in the City in which the Company’s main office is then located, pursuant to the rules of the American Arbitration Association. The arbitration panel shall meet to consider the Dispute within ten Business Days of the appointment of its three members, and shall endeavor to resolve and adjudicate such Dispute in not more than ninety (90) days after its first meeting. Costs, fees and expenses of the arbitrators and the American Arbitration Association shall be paid by the non-prevailing parties, to such Dispute. Without limitation of any other right or power of the arbitration panel, such panel shall have the right and power to grant remedies in the form of any order for specific performance or other equitable relief. The parties hereby subject exclusively to the jurisdiction of the Federal Courts of the United States in any action to compel arbitration hereunder or to enforce any order, decision or judgment of the arbitrators.
     12.13 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     12.14 No Third Party Rights. Except as provided in ARTICLE 6, this Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever. Without limiting the generality of the foregoing, as to any third party, a deficit capital account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.
     12.15 Estoppel Certificates. Upon the written request of the Manager, the Members shall, within fifteen (15) days of its receipt of such request, execute and deliver a written statement certifying: (a) that this Agreement is unmodified and in full force and effect (or, if modified, that this Agreement is in full force and effect as modified and, stating any and all modifications), (b) that such Member is not in default hereunder, except as specified in such statement, and (c) that to its actual knowledge, no event has occurred which with the passage of time or the giving of notice, or both, would ripen into a default by such Member hereunder, except as specified in such statement.
     12.16 Usury. If any return, interest payment, or other charge payable under this Agreement shall at any time exceed the maximum amount chargeable by Applicable Law, then the applicable rate of return or interest shall be the maximum rate permitted by Applicable Law.
     12.17 Business Days. Any reference in this Agreement to “business days” shall mean all calendar days except Saturday, Sundays, and Ohio or federal legal holidays.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO OPERATING AGREEMENT OF
ROCK OHIO VENTURES LLC
     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above set forth.

ROCK OHIO VENTURES I LLC		ROCK OHIO VENTURES II LLC,
A Delaware limited liability company		A Delaware limited liability company

By:	/s/ Daniel Gilbert	By:	ROCK OHIO VENTURES I
	Daniel Gilbert		LLC, a Delaware limited
	Its: Manager		liability company, its
Manager

			By:	/s/ Daniel Gilbert Daniel Gilbert, Manager

Address: 20555 Victor Parkway		Address: 20555 Victor Parkway
Livonia, Michigan 48152		Livonia, Michigan 48152
Fax: (734) 805-3900		Fax: (734) 805-3900

LAKES OHIO DEVELOPMENT LLC
A Minnesota Limited Liability Company

By:	/s/ Timothy J Cope

Its:	President/CFO

Address:	130 Cheshire Lane, Suite 101
Minnetonka, MN 55305

Fax:	(952) 449-9353

GLOSSARY OF DEFINED TERMS
          (a) “Act” has the meaning specified in Section 1.1.
          (b) “Additional Preferred Return” shall mean (1) with respect to ROCK OHIO VENTURES I LLC an amount equal to ten (10) times the Capital Contribution made with respect to its Interest in the Company, provided, however, that in no event shall the Capital Contribution upon which the Additional Preferred Return is based exceed the amounts set forth on Schedule 2.1(a) with respect to ROCK OHIO VENTURES I LLC, and (2) with respect to LAKES OHIO DEVELOPMENT LLC an amount equal to $5,000,000.
          (c) “Adjusted Capital Account Deficit” means, the deficit balance, if any, in a Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:
               (i) credit to such Capital Account any amount which such Member is obligated to restore under Treasury Regulation Section 1.704-l(b)(2)(ii)(c) or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(l) or l.704-2(i)(5); and
               (ii) debit to such Capital Account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), and 1.704-l(b)(2)(ii)(d)(6) of the Treasury Regulations.
          (d) “Affiliate” mean s, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.
          (e) “Agreement” has the meaning specified in the first sentence of this operating agreement, and shall further mean this operating agreement of the Company as amended, supplemented or otherwise modified from time to time. Words such as “herein’, “hereinafter”, “hereof”, “hereto”, and “hereunder’ refer to this Agreement as a whole, unless the context otherwise requires.
          (f) “Applicable Law” means all applicable laws, ordinances, rules, regulations, statutes, case law and orders, including the Gaming Law and all applicable Environmental Laws.
          (g) “Approved Sale” is defined in Section 9.2.
          (h) “Augmented Capital Account” is defined in Section 3.1.
          (i) “Breach Redemption” is defined in Section 9.4.
          (j) “Business Day” is defined in Section 12.17.

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          (k) “Buy-Sell Events” is defined in Section 9.4.
           (l) “Capital Account” means the accounting record of each Member’s capital interest in the Company. There shall be credited to each Member’s Capital Account (a) the amount of any contribution of cash by that Member, (b) the Gross Asset Value of property contributed by that Member, (c) that Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to that Member pursuant to Section 3.2 of this Agreement, and (d) the amount of any Company liabilities that the Member assumes or takes subject to under Code Section 752. There shall be debited against each Member’s Capital Account (i) the amount of all distributions of cash to that Member unless a distribution to the Member is a loan or is deemed a guaranteed payment under Code Section 707(c), (ii) the Gross Asset Value of property distributed to that Member by the Company, (iii) that Member’s allocable share of Losses and any items in the nature of expenses or losses which are specially allocated to that Member pursuant to Section 3.2 of this Agreement, and (iv) the amount of any liabilities of that Member that the Company assumes or takes subject to under Code Section 752. The transferee of all or a portion of a membership interest shall succeed to that portion of the transferor Member’s Capital Account that is allocable to the portion of the membership interest transferred. This definition of Capital Account and the other provisions herein relating to the maintenance of Capital Accounts are intended to comply with Regulation Sections 1.704-l(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with those Regulation Sections. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Manager may make such modification, provided that such modification is reasonable in relation to the requirements of the Regulations. The Manager also shall (i) to the extent permitted by the Code and other Applicable Law, make any reasonable adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regulations Section l.704-l(b)(2)(iv)(g), and (ii) make any reasonable appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-l(b).
          (m) “Capital Contribution Commitment” means the amount set forth on Schedule 2.1(a) as the total initial Capital Contribution on a per-Member basis.
          (n) “Capital Contribution Date” is defined in Section 2.5.
          (o) “Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company net of liabilities assumed or taken subject to by the Company with respect to an Interest held by such Member pursuant to the terms of this Agreement.
          (p) “Casino Site LLCs” is defined in Section 2.1(b).

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          (q) “Certificate of Formation” means the certificate of formation filed with the Delaware Secretary of State for the purpose of forming the Company pursuant to the Act, as amended from time to time in accordance with this Agreement and the Act.
          (r) “Cincinnati LLC” is defined in Section 2.1(b).
          (s) “Cleveland LLC” is defined in Section 2.l(b).
          (t) “Cleveland Peninsula LLC” is defined in Section 2.l(b).
          (u) “Closing” is defined in Section 9.4(d)(i).
          (v) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
          (w) “Company” has the meaning specified in the introductory paragraph of this Agreement, and shall further mean and include the limited liability company formed by this Agreement and the company continuing the business of this Company in the event of dissolution (until completion of liquidation and distribution of the proceeds) as herein provided.
          (x) “Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
          (y) “Cure Period” is defined in Section 9.4(a).
          (z) “Debt” of any Person means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates, (i) all obligations for production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (j) all Debt referred to in clauses (a) through (i) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to

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or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (k) all Debt referred to in clauses (a) through (j) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
          (aa) “Demand Notice” is defined in Section 9.4(a).
          (bb) “Depreciation” means, means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for that year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for that Fiscal Year or other period bears to the adjusted tax basis of such asset; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for the applicable year or period is zero, Depreciation shall be determined with reference to the Gross Asset Value of such asset using any reasonable method selected by the Company.
          (cc) “Disputes” is defined in Section 12.12.
          (dd) “Environmental Law” means any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health or safety or to the release of any materials into the environment, including, without limitation, the Clean Air Act, as amended, the Clean Water Act of 1977, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.
          (ee) “Federal Tax Amount” is defined in Section 4.2.
          (ff) “Fiscal Year” means (i) the period commencing on the effective date of this Agreement and ending on December 31 of this year (or such other ending date as may be required by Section 706 of the Code), (ii) any subsequent twelve (12) month period commencing on January 1st and ending on December 31st (or such other ending date as may be required by Section 706 of the Code), or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to ARTICLE 3.
          (gg) “GAAP” means, as of any date of determination, accounting principles as codified by the Financial Accounting Standards Board or that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States. The term “consistently applied,” as used in connection therewith, means that the

4

accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.
          (hh) “Gaming Law” is defined in Section 12.11.
          (ii) “Gross Asset Value” means with respect to any Company asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
               (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of that asset, for the initial contributions as determined by the Manager or pursuant to this Agreement for the initial contributions;
               (ii) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the date upon which any of the following occurs: (A) the acquisition of an additional interest in the Company after the date of this Agreement by any new or existing Member, in exchange for more than a de minimis Capital Contribution or the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company, if the Manager determines that such adjustment is necessary or appropriate to reflect the relative economic interest of the Members of the Company; and (B) the liquidation of the Company within the meaning of Regulation Section 1.704-l(b)(2)(ii)(g);
               (iii) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of that asset on the date of distribution, as determined by the Manager; and
               (iv) if an election under Code Section 754 has been made, the Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of the assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that the Manager determines that an adjustment pursuant to subsection (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).
               (v) If the Gross Asset Value of an asset has been determined or adjusted hereby, that Gross Asset Value shall thereafter be determined by taking into account all adjustments for Depreciation, if any, taken with respect to that asset for purposes of computing Profits and Losses. For the purposes of the definition of Gross Asset Value, values which are determined by the Manager, shall mean the good faith determination of the Manager.
          (jj) “Interest” shall mean the entire interest of a Member in the Company, including all of such Member’s rights, powers and privileges under this Agreement and the Act.
          (kk) “Lien” means any lien, security interest or other charge, option, claim or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
          (ll) “Liquidating Event” is defined in Section 11.1.

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          (mm) “Management Agreement” is defined in Section 5.4.
          (nn) “Manager” is defined in Section 5.1.
          (oo) “Member Guaranties” is defined in Section 2.3.
          (pp) “Member Loan(s)” is defined in Section 2.2.
          (qq) “Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i) of the Regulations.
          (rr) “Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Section 1.704-2(b)(4) of the Regulations.
          (ss) “Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Sections 1.704-2(i)(l) and 1.704-2(i)(2) of the Regulations.
          (tt) “Members” means those Persons executing this Agreement as Members.
          (uu) “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
          (vv) “Other Interests” is defined in Section 1.6.
          (ww) “Percentage Interest” means the fraction, expressed as a percentage, whose numerator is the aggregate amount of such Member’s Capital Contributions made on or prior to such date and whose denominator is the aggregate of the amounts of the Capital Contributions of all Members made on or prior to such date, in each case as such Capital Contributions referenced above shall be reflected on the books and records of the Company. In the event any Company interest is transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of his transferor to the extent it relates to the transferred interest.
          (xx) “Permitted Transfer” is defined in Section 9.1.
          (yy) “Person” means any individual, company (general or limited), limited liability company, corporation, trust, or other entity.
          (zz) “Preemptive Rights Notice” is defined in Section 2.7.
          (aaa) “Preferred Return” shall mean ten (10) times the Capital Contribution made by a Member, provided, however, that in no event shall the Capital Contribution upon which the Preferred Return is based exceed the amounts, or apply to Members other than those, set forth on Schedule 2.1(a) with respect to any Member.

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          (bbb) “Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for that year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
               (i) any tax-exempt income of the Company described in Code Section 705(a)(l)(B) and not otherwise taken into account in computing Profits or Losses shall be added to that taxable income or loss;
               (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-l(b)(2)(iv)(i), shall be subtracted from that taxable income or loss;
               (iii) in the event the Gross Asset Value of any Company asset is adjusted as required by subsections (ii) or (iii) of the definition of Gross Asset Value, the amount of that adjustment shall be taken into account as gain or loss from the disposition of that asset (as though the asset were disposed of just prior to the adjustment) for purposes of computing Profits or Losses in the Fiscal Year of adjustment;
               (iv) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted basis of that property for federal income tax purposes may differ from its Gross Asset Value;
               (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there shall be taken into account the Depreciation for the Fiscal Year or other period; and
               (vi) any items of income, gain, loss or deduction that are specially allocated pursuant to Section 3.2, or allocated solely for tax purposes pursuant to Section 3.4, shall not be taken into account in computing Profits or Losses, any preceding provision of this definition to the contrary notwithstanding.
          (ccc) “Project” means all the real property, development and business activities of or relating to any casino located in the cities of Cincinnati, Ohio and Cleveland, Ohio which is operated by the Company or its designee from time to time.
          (ddd) “Property” means all real and personal property owned by the Company from time to time, and shall include both tangible and intangible property.
          (eee) “Purchase Price” is defined in Section 9.4(b).
          (fff) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

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           (ggg) “Regulatory Redemption” is defined in Section 9.4.
           (hhh) “Related Persons” is defined in Section 1.6.
          (iii) “Securities Act” is defined in Section 7.2.
          (jjj) “Shared Promotion” is defined in Section 1.7(b).
          (kkk) “State Tax Amount” is defined in Section 4.2.
          (lll) “Tax Matters Member” is defined in Section 8.5.
          (mmm) “Taxable Income” is defined in Section 4.2.
          (nnn) “Transfer” means, as a noun, any direct or indirect, voluntary or involuntary transfer, sale, other disposition or hypothecation, and, as a verb, directly or indirectly, voluntarily or involuntarily to transfer, sell, otherwise dispose of or hypothecate. The term Transfer shall also include any voluntary or involuntary transfer, sale, other disposition or hypothecation of any kind, or any other transaction regardless of its form or structure, whereby a Member’s Interest in the Company is reduced except reductions resulting solely from adjustment to the Capital Accounts. An indirect Transfer includes (1) the transfer of equity interests in any Member that is an entity or in any of its owners that is an entity up the entire chain of ownership, and (2) with respect to any trust in the chain of ownership, any change in trustees or beneficiaries of such trust, but not including distributions to beneficiaries from such trust.
          (ooo) “Unreturned Capital Contributions” means the Capital Contributions of each Member reduced by distributions on account of such Capital Contributions under Section 4.1(a).
          (ppp) “Unpaid Additional Preferred Return” means the Additional Preferred Return of ROCK OHIO VENTURES I LLC and LAKES OHIO DEVELOPMENT LLC reduced by distributions on account of such Additional Preferred Return under Section 4. l(b).
          (qqq) “Unpaid Preferred Return” means the Preferred Return of each Member reduced by distributions on account of such Preferred Return under Section 4.l(c).

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Schedule 2.1(a)
Member’s Capital Contributions

Capital		Percentage
Commitment	Member	Interest
$9,500,000	ROCK OHIO VENTURES I LLC	40.137076%

$11,802,000	ROCK OHIO VENTURES II LLC	49.862924%

$2,366,889	LAKES OHIO DEVELOPMENT LLC	10.000000%

Schedule 2.1(b)
Capital Contributions Currently Being Made

Capital
Contribution	Member
$9,500,000	ROCK OHIO VENTURES I LLC

$11,802,000	ROCK OHIO VENTURES II LLC

$750,000	LAKES OHIO DEVELOPMENT LLC